Royal Mines Cholla Process Advancement

HENDERSON, NV -- (Marketwire - March 07, 2011) - Royal Mines and Minerals Corp. (OTCBB: RYMM) (Royal Mines) is pleased to announce the results of an independent, chain of custody study on our licensed proprietary "Cholla" process leach chemistry on fly ash material.

Domaro Resources Inc. and Met-Solve Laboratories Inc. (both located in Vancouver, British Columbia) together were contracted to perform the Cholla process independently from Royal Mines. Their conclusion (see attached report) was, "When fly ash samples were subjected to the proprietary hydrometallurgical chemical treatment furnished by Royal Mines, measurable gold assays were reported in the solid residue (cake) by SGS laboratories, an accredited analytical lab, using conventional fire assay procedures. The Royal Mines treatment appears to make available to the fire assay previously undetectable gold values from the starting solids." These findings support our belief that this process can be commercialized.

For the past several months we have been running laboratory and pilot scale tests in our Phoenix facility. In over 20 separate lab scale tests, ranging in size from 29.2 grams up to 1,200 grams, values have been recovered that equate from 10 to 23 ounces of gold per ton. Most of these tests ranged between 18 to 23 ounces per ton. The pilot scale tests have ranged from 200 to 1,600 pounds, and recovery from these pilot tests has ranged between 2 to 5.5 ounces of gold per ton. The largest test, 1,600 pounds, produced physical gold amounting to 2.508 oz, the equivalent of 3.135 ounces per ton.

In addition to running the Cholla process in our Phoenix facility, we are also running pilot scale tests in a separate leased facility in Scottsdale, Arizona. To date, the Scottsdale facility has processed 21 tons of ash material using several variations of the Cholla process. Tests at this facility have also shown gold verified by fire assay.

We are continuing to analyze the Cholla process in both of our facilities to better understand how to commercially scale up the process. Currently the fly ash we are processing is sourced from one location and is readily available in quantity. We will be testing several additional sources of ash under the Cholla process for similar gold values.

Results of Testing Proprietary Gold Recovery Process: http://media.marketwire.com/attachments/201103/41937_Met-SolveReport021111.pdf

About Royal Mines and Minerals Corp.:

Royal Mines and Minerals Corp. is a minerals exploration and process-based technology company focused on the development of mining projects in North America and on the proficient extraction of precious metals. Our primary objectives are to 1) commercially extract and refine precious metals from our own and others' mining assets, 2) joint venture, acquire and develop mining projects in North America, and 3) generate ongoing revenues from the licensing of our proprietary, environmentally-friendly lixiviation process. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines' website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.

Cautionary Note to Investors

Investors are urged to consider closely disclosures in our SEC filings. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:
For more information contact:

Royal Mines and Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973
jmitchell@royalmmc.com